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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*



                       The Ultimate Software Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  90385D 10 7
                                --------------
                                (CUSIP Number)


                               December 31, 2001
--------------------------------------------------------------------------------
                 (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ]    Rule 13d-1(b)

     [ ]    Rule 13d-1(c)

     [X]    Rule 13d-1(d)

----------
         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section of the Exchange Act but shall be subject to all other provisions of the Exchange Act (however, see the Notes).

  ---------------------                                      -----------------
  CUSIP NO. 90385D 10 7               13G                    Page 2 of 4 Pages
            -----------                                      -----------------
  ---------------------

------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSON             Michael Feinberg

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).



------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3    SEC USE ONLY



------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,099,814

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,099,814

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,099,814
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                       [X]
      Excludes 96,925 shares of Common Stock owned by Michael Feinberg's spouse, Ann Feinberg, for which beneficial ownership is disclaimed.
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      6.83%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

  ---------------------                                      -----------------
  CUSIP NO. 90385D 10 7               13G                    Page 3 of 4 Pages
            -----------                                      -----------------
  ---------------------

Item 1(a).  Name of Issuer

            The Ultimate Software Group, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices

            2000 Ultimate Way
            Weston, Florida 33326

Item 2(a).  Name of Person Filing

            Michael Feinberg

Item 2(b).  Address of Principal Business Office or, if none, Residence

            3980 N. 32 Terrace
            Hollywood, Florida 33312

Item 2(c).  Citizenship

            United States

Item 2(d).  Title of Class of Securities

            Common Stock, $0.01 par value per share

Item 2(e).  CUSIP Number

            90385D 10 7

Item 3.    Not applicable.

Item 4.    Ownership

          (a) Amount beneficially owned:  1,099,814 shares

          (b) Percent of class:  6.83%

          (c) Number of shares as to which such person has:

              (i)   Sole power to vote or to direct the vote:  1,099,814

              (ii)  Shared power to vote or to direct the vote:  0

              (iii) Sole power to dispose or to direct the disposition
                    of:  1,099,814

              (iv)  Shared power to dispose or to direct the disposition of:  0

Item 5.     Ownership of Five Percent or Less of a Class

            Not applicable

Item 6.     Ownership of More than Five Percent on Behalf of Another Person

            Not applicable

  ---------------------                                      -----------------
  CUSIP NO. 90385D 10 7               13G                    Page 4 of 4 Pages
            -----------                                      -----------------
  ---------------------

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company

            Not applicable

Item 8.     Identification and Classification of Members of the Group

            Not applicable

Item 9.     Notice of Dissolution of Group

            Not applicable

Item 10.    Certification

            Not applicable



                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                            Date:    February 13, 2002
                                 -------------------------



                                   /s/ Michael Feinberg
                                 -------------------------
                                     Michael Feinberg